Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statment on Form S-8 of our report dated November 12, 2004 relating to the financial statements and financial statement schedule of Meridian Bioscience, Inc., which appears in Meridian Bioscience, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2004.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio

January 6, 2005